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                                             Exhibit B2

NEES Energy, Inc.
Statement of Cash Flows (Thousands of Dollars)
For the Quarter Ended September 30, 1997
(Unaudited, Subject to Adjustment)


Operating activities:
  Net income/(loss)                                     $  (1,512)
  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Undistributed income/(loss) in subsidiary              2,275
     (Increase)decrease in prepaid taxes                      551
     Increase(decrease) in accounts payable                   (13)
                                                           ------
Net cash provided by(used in) operating activities          1,301
                                                           ------


Investing activities:
  Investment in AllEnergy Marketing Co.,L.L.C.             (3,500)
                                                          -------
Net cash used in investing activities                      (3,500)
                                                          -------


Financing Activities:
  Subordinated notes payable to parent-issues               2,250
                                                          -------
Net cash provided by financing activities                   2,250
                                                          -------


Net increase(decrease) in cash and cash equivalents            51

Cash and cash equivalents at beginning of period               28
                                                          -------

Cash and cash equivalents at end of period                $    79
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